Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

New Source Energy Corporation

Oklahoma City, Oklahoma

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated August 12, 2011, relating to (i) the carve-out financial statements of the Oil and Natural Gas Properties transferred to New Source Energy Corporation and (ii) the balance sheet of New Source Energy Corporation as of July 12, 2011 (date of inception), which are both contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/  BDO USA, LLP

Houston, Texas

August 29, 2011